EXHIBIT 4.13

SERVICING AGREEMENT

Dated as of June 27, 2003

by and among

RFS FUNDING TRUST,

GE CAPITAL CREDIT CARD MASTER NOTE TRUST
(upon its accession in accordance with
the terms hereof)

and

MONOGRAM CREDIT CARD BANK OF GEORGIA,

as Servicer

2

This SERVICING AGREEMENT, dated as of June 27, 2003 (this “Agreement”), is initially entered into by and among RFS FUNDING TRUST, a Delaware statutory trust (the “Initial Owner”) and MONOGRAM CREDIT CARD BANK OF GEORGIA, a Georgia state bank (“Monogram”) in its capacity as the initial Servicer (as defined below).  By executing the accession agreement set forth on the signature pages of this Agreement GE CAPITAL CREDIT CARD MASTER NOTE TRUST, a Delaware statutory trust (the “Successor Owner”) shall also become a party to this Agreement.

In consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1         Definitions.

“Account” means each credit card account under which any Transferred Receivable arises.

“Additional Retailers” means any retailer for which Originator maintains a Private Label Program, a Dual Card Program or both, which retailer is designated as an “Additional Retailer” in accordance with Section 2.2(b).

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the securities having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, or (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble.

“Authorized Officer” means, with respect to any bank, corporation or statutory trust, the Chairman or Vice-Chairman of the Board, the President, any Vice President, the Secretary, the Treasurer, any Assistant Secretary, any Assistant Treasurer and each other officer of such corporation or trustee of such trust specifically authorized in resolutions of the Board of Directors of such corporation or trustee of such trust to sign agreements, instruments or other documents on behalf of such corporation or statutory trust in connection with the transactions contemplated by the Servicing Agreement and the other Related Documents.

“Banana Republic Program Agreement” means that certain Amended and Restated Consumer Credit Card Program Agreement, dated as of August 29, 2000, by and among Gap, Inc. and Monogram.

“Banana Republic Retailers” means Gap, Inc. d/b/a Banana Republic and its permitted assigns under the Banana Republic Program Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York, the State of Connecticut or the state of Servicer’s principal office (currently Georgia).

“Closing Date” means June 27, 2003.

“Collection Account” means either of the deposit accounts designated as such in the Funding Agreement or the Indenture.

“Collections” means, for any Receivable for any period, (a) the sum of all amounts, whether in the form of cash, checks, drafts, or other instruments, received by the Originator or Servicer in payment of, or applied to, any amount owed by an Obligor on account of such Receivable during such period, including all amounts received on account of such Receivable, all other fees and charges, (b) Recoveries and cash proceeds of Related Security with respect to such Receivable whether or not treated as recoveries and (c) any in-store payments received by a Retailer, Servicer or Originator with respect to such Receivable.  Collections shall also include any payments made by RFS Holding, L.L.C. on account of non-cash, non-charge-off reductions to Receivables pursuant to Section 2.5, Section 2.7 and Section 6.1(e) of the Trust Receivables Purchase Agreement or the corresponding provisions of the Transfer Agreement.

“Commission” means the Securities and Exchange Commission.

“Contract” means the agreement and Federal Truth in Lending Statement for revolving credit card accounts between any Obligor and Originator, as such agreements may be amended, modified, or otherwise changed from time to time.

“Credit and Collection Policies” means, with respect to each credit card program from which Accounts are drawn, Owner’s policies and procedures relating to the collection of credit card receivables, as such policies and procedures may be amended from time to time.

“Credit Card Program Agreement” means one or more agreements between Originator and a Retailer pursuant to which Originator provides a Private Label Program, a Dual Card Program or both to the Retailer and its customers.

“Creditors” means the holders of the Notes and the Lender.

“Debtor Relief Laws” means Title 11 of the United States Code, the Federal Deposit Insurance Act and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshalling of assets or similar debtor relief laws of the United States, any state or any foreign country from time to time in effect, affecting the rights of creditors generally.

“Dual Card Program” means any arrangement in which Originator agrees to extend general purpose credit card accounts to customers of a Retailer, which accounts combine a private label credit line for use at the Retailer’s retail establishments or in its catalogue sales business and a general purpose credit line for use elsewhere.

“Eligible Servicer” means the Indenture Trustee, a wholly owned subsidiary of the Indenture Trustee or an entity that, at the time of its appointment as Servicer:  (a) is servicing a portfolio of consumer open end credit card accounts or other consumer open end credit accounts (or is a successor to an entity that was engaged and continues to be engaged in such servicing); (b) is legally qualified and has the capacity to service the Accounts; (c) is qualified (or licensed) to use the software that is then being used to service the Accounts or obtains the right to use, or has its own, software which is adequate to perform its duties under the Servicing Agreement; (d) has the ability to professionally and competently service a portfolio of similar accounts; and (e) has a net worth of at least $50,000,000 as of the end of its most recent fiscal quarter.

“Finance Charge Receivables” means Receivables created in respect of periodic finance charges, late fees, returned check fees and all other similar fees and charges billed or accrued and unpaid on an Account.

“Funding Agreement” means that certain Receivables Funding Agreement dated as of June 27, 2003 by and between the Initial Owner and Edison Asset Securitization L.L.C., which amends and restates that certain Third Amended and Restated Receivables Funding and Servicing Agreement dated as of September 25, 1997 and amended and restated as of July 22, 1998, as of March 22, 2001 and as of December 30, 2002, by and among the Initial Owner, Edison Asset Securitization L.L.C., Servicer, and GE Capital.

“Gap Program Agreement” means that certain Consumer Credit Card Program Agreement, dated as of August 28, 2000, by and among Gap, Inc. and Monogram.

“Gap Retailers” means Gap, Inc. and its permitted assigns under the Gap Program Agreement.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GECAF Retailer” means each retailer who is from time to time a party to a dealer agreement with Originator relating to Originator’s GECAF private label credit card program.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnified Amounts” means, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

“Indenture” means the master indenture to be entered into between the Successor Owner and an indenture trustee.

“Indenture Supplement” means, with respect to any Series, a supplement to the Indenture, executed and delivered in connection with the original issuance of the Notes of such Series.

“Indenture Trustee” means, at any time, the Person acting as indenture trustee under the Indenture.

“Initial Owner” is defined in the preamble.

“Issuer Trust Agreement” means the trust agreement pursuant to which Successor Owner is formed.

“JCPenney Program Agreement” means that certain Consumer Credit Card Program Agreement, dated as of December 6, 1999, by and between J.C. Penney Company, Inc. and Monogram.

“JCPenney Retailers” means J.C. Penney Company, Inc. and other Authorized Entities as such term is defined in the J.C. Penney Program Agreement.

“Lender” means the Person that makes advances under the Funding Agreement.

“Lender Collateral Interest” means the interest in the Transferred Receivables and related assets that secures the Lender’s obligations under the Funding Agreement.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

“Litigation” means, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

“Lowe’s Program Agreement” means that certain Amended and Restated Consumer Credit Card Program Agreement, dated as of March 31, 2001, and as amended from time to time, by and among the Lowe’s Retailers and Monogram.

“Lowe’s Retailers” means each of Lowe’s Companies, Inc., Lowe’s Home Centers, Inc., The Contractor Yard, Inc., Lowe’s HIW, Inc. and certain of their affiliates.

“Material Adverse Effect” means a material adverse effect on (a) the ability of Servicer to perform any of its obligations under the Related Documents in accordance with the terms thereof, (b) the validity or enforceability of any Related Document or the rights and remedies of Owner under any Related Document or (c) the Transferred Receivables, the Contracts or the ownership interests or Liens of Owner thereon or the priority of such interests or Liens.

“Monogram” is defined in the preamble.

“Montgomery Ward” means Montgomery Ward & Co., Incorporated.

“Monthly Period” means each period beginning on the 22nd day of one calendar month and ending on the 21st day of the next calendar month; except that the Monthly Period that ends in July 2003 shall begin on June 19, 2003 and shall end on July 21, 2003.

“Monthly Servicing Fee” is defined in Section 2.5.

“Notes” means all notes issued by the Successor Owner pursuant to the Indenture and the applicable Indenture Supplements.

“Obligor” means, with respect to any Receivable, any Person obligated to make payments in respect thereof.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

“Old Navy Program Agreement” means that certain Consumer Credit Card Program Agreement, dated as of August 28, 2000, by and among Gap, Inc. and Monogram.

“Old Navy Retailers” means Gap, Inc. d/b/a Old Navy and its permitted assigns under the Old Navy Program Agreement.

“Originator” means Monogram or any other Person designated as an “Originator” pursuant to Section 2.2(b).

“Owner” means, when only a single “Owner” is referenced:  before the date of dissolution of the Initial Owner, the Initial Owner, and on the date of dissolution of the Initial Owner and thereafter, the Successor Owner.  The phrase “either Owner” means either the Initial Owner (so long as it has not dissolved) or the Successor Owner, and “Owners” means both the Initial Owner (so long as it has not dissolved) and the Successor Owner.

“Payment Date” means, except as otherwise specified for any Series in the related Indenture Supplement, the 15th day of each calendar month, or if the 15th day is not a Business Day, the next Business Day.

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.

“Principal Receivable” means each Receivable, other than a Finance Charge Receivable.

“Private Label Program” means a business arrangement in which Originator agrees to extend open-end credit card accounts to customers of such Retailer and such Retailer agrees to allow purchases to be made at its retail establishment, or in its catalogue sales business, under such accounts.

“Rating Agency” means, as to any class of Notes, the rating agency or agencies, if any, specified in the related supplement to the Indenture.

“Rating Agency Condition” means, with respect to any action, that each Rating Agency, if any, shall have notified Successor Owner that such action will not result in a reduction or withdrawal of the rating, if any, of any outstanding class with respect to which it is a Rating Agency.

“Receivable” means any amount owing by an Obligor under an Account from time to time.

“Records” means all Contracts and other documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by Transferred Originator, Servicer, any Sub-Servicer or Owner with respect to the Transferred Receivables and the Obligors thereunder.

“Recoveries” means proceeds from the sale or other disposition of Charged-Off Receivables pursuant to Section 2.7(c) of the Trust Receivables Purchase Agreement.

“Related Documents” means this Agreement, the Indenture, the Indenture Supplements and all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Servicer, or any employee of Servicer, and delivered in connection with any of the foregoing or the transactions contemplated thereby.

“Related Security” means with respect to any Receivable: (a) all of the Originator’s interest, if any, in the goods, merchandise (including returned merchandise) or equipment, if any, the sale of which gave rise to such Receivable; (b) all guarantees, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and (c) all Records relating to such Receivable.

“Requirements of Law” means, as to any Person, the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether federal, state or local.

“Retailer” means the Banana Republic Retailers, the Gap Retailers, the GECAF Retailers, Home Depot U.S.A., Inc., the JCPenney Retailers, the Lowe’s Retailers, Montgomery Ward, the Old Navy Retailers, the Sam’s Club Retailers, the Wal-Mart Retailers, and from time to time, any Additional Retailers.  It is understood and agreed that (a) additional retailers who from time to time become GECAF Retailers shall automatically be treated as Retailers with respect to Monogram’s GECAF program without the necessity of complying with the terms of Section 2.8 of the Bank Receivables Sale Agreement and (b) any Person designated as a Retailer shall cease to be included as a Retailer if all of the Accounts related to that Person are designated as Removed Accounts pursuant to Section 2.7(b) of the Bank Receivables Sale Agreement, effective at the time that the repurchase of the related Transferred Receivables is completed.

“RFS Funding Trustee” means Deutsche Bank Trust Company Delaware, in its capacity as trustee of the Initial Owner under the Trust Agreement, its successors in interest and any successor owner trustee under the Trust Agreement.

“Sam’s Club Program Agreement” means that certain Third Amended and Restated Consumer Credit Card Program Agreement, dated as of February 1, 1999, by and among Wal-Mart Stores, Inc., Sam’s West, Inc., Sam’s East, Inc. and Monogram.

“Sam’s Club Retailers” means Sam’s West, Inc., a Delaware corporation, Sam’s East, Inc., a Delaware corporation and their respective successors and permitted assigns under the Sam’s Club Program Account.

“Series” means any series of Notes, which may include within any such Series a class or classes of Notes subordinate to another such class or classes of Notes.

“Series Account” means any deposit, trust, escrow or similar account maintained for the benefit of the Noteholders of any Series or class, as specified in any Indenture Supplement.

“Series Closing Date” means, with respect to any Series, the date of issuance of such Series.

“Servicer” means Monogram or any other Person designated as a Successor Servicer.

“Servicer Default” is defined in Section 5.1.

“Servicer Indemnified Person” is defined in Section 7.1.

“Servicer Termination Notice” means any notice by the Indenture Trustee or holders of Notes representing more than 50% of the Outstanding Amount (as defined in the Indenture) to Servicer or the Servicer and the Indenture Trustee, respectively, that (a) a Servicer Default has occurred and (b) Servicer’s appointment under this Agreement has been terminated.

“Servicing Records” means all documents, books, Records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by Servicer with respect to the Transferred Receivables and the Obligors thereunder.

“Sub-Servicer” means any Person with whom Servicer enters into a Sub-Servicing Agreement.

“Sub-Servicing Agreement” means any written contract entered into between Servicer and any Sub-Servicer pursuant to and in accordance with Section 2.1 relating to the servicing, administration or collection of the Transferred Receivables.

“Successor Owner” is defined in the preamble.

“Successor Servicer” is defined in Section 6.2.

“Transfer Agreement” means the Transfer Agreement to be entered into between RFS Holding, L.L.C. and the Successor Owner.

“Transferred Receivable” means each credit card receivable purchased or otherwise acquired by either Owner pursuant to the Trust Receivables Purchase Agreement, the Transfer Agreement or the Prior Transfer Agreement, including related Finance Charge Receivables, but excluding Receivables that have been repurchased by RFS Holding, L.L.C. pursuant to the Trust Receivables Purchase Agreement or the Transfer Agreement or purchased by Servicer pursuant to this Agreement.

“Trust Agreement” means that certain Amended and Restated Trust Agreement dated as December 19, 2002, among RFS Holding, L.L.C., General Electric Capital Services, Inc. and the Trustee, as amended and restated of June 27, 2003, among RFS Holding, L.L.C., RFS Holding, Inc. (as assignee of General Electric Capital Services, Inc.) and the Trustee.

“Trust Receivables Purchase Agreement” means that certain Receivables Purchase and Contribution Agreement dated as of June 27, 2003, between RFS Holding, L.L.C. and the Trust.

“Trustee” means  Deutsche Bank Trust Company Delaware, not in its individual capacity but solely as trustee pursuant to the Trust Agreement.

“UCC” means, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

“Unrelated Amounts” is defined in Section 2.3 of the Agreement.

“Wal-Mart Program Agreement” means that certain Consumer Credit Card Program Agreement dated as of August 26, 1999, by and between Wal-Mart Stores, Inc. and Monogram.

“Wal-Mart Retailers” means ‘Retailer’ as such term is defined in the Wal-Mart Program Agreement.

SECTION 1.2         Other Interpretive Matters.  All terms defined directly or by incorporation in the Servicing Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of the Servicing Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined in such Agreement, and accounting terms partly defined in such Agreement to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles; and references to any month, quarter or year refer to a fiscal month, quarter or year as determined in accordance with the GE Capital fiscal calendar; (b) terms defined in Article 9 of the UCC and not otherwise defined in such Agreement are used as defined in that Article; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such Agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (h) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; and (i) references to any Person include that Person’s successors and assigns.

ARTICLE II

APPOINTMENT OF SERVICER; CERTAIN DUTIES
AND RESPONSIBILITIES OF SERVICER.

SECTION 2.1         Appointment of Servicer.  Owner hereby appoints Servicer as its agent to service the Transferred Receivables and enforce its rights and interests in and under the Transferred Receivables and to serve in such capacity until the termination of its responsibilities pursuant to Sections 5.1 or 6.1.  In connection therewith, Servicer hereby accepts such appointment and agrees to perform the duties and obligations set forth herein.  Servicer may delegate any duties to any of its Affiliates or First Data Resources, Inc. without further action or, upon giving prior written notice to Owner, subcontract with a Sub-Servicer, for the collection, servicing or administration of the Transferred Receivables or any portion thereof; provided, that (a) Servicer shall remain liable for the performance of the duties and obligations of any such Affiliate, First Data Resources, Inc. or Sub-Servicer pursuant to the terms hereof and (b) any Sub-Servicing Agreement that may be entered into with, and any other transactions or services relating to the Transferred Receivables involving a Sub-Servicer shall be deemed to be between the Sub-Servicer and Servicer alone, and Owner shall not be deemed party thereto and shall have no obligations, duties or liabilities with respect to the Sub-Servicer.

SECTION 2.2         Duties and Responsibilities of Servicer.  (a) Subject to the provisions of this Agreement, Servicer shall conduct the servicing, administration and collection of the Transferred Receivables with reasonable care and diligence and in accordance with the Contracts, the Credit Card Program Agreements and the Credit and Collection Policies.

(b)           Owner shall provide Servicer not less than five Business Days prior notice of (i) any designation of additional or removed Accounts, (ii) any designation of any additional Originator or Additional Retailer contemplated pursuant to the Trust Receivables Purchase Agreement or the Transfer Agreement and (iii) any designation of a discount percentage to be applied to any or all of the Principal Receivables. Any such designation or removal shall be effective for purposes of this Agreement on the date the designation or removal is given effect under the Trust Receivables Purchase Agreement or the Transfer Agreement, as specified by Owner to Servicer. In the case of any designation of an Additional Retailer, Owner shall provide Servicer a copy of the related Credit Card Program Agreement (if not already in Servicer’s possession) not less than 10 days prior to the date such designation is to become effective.

(c)           Following receipt of notice of any designation of additional or removed Accounts, an additional Originator or Additional Retailer or any discounting of any or all Principal Receivables pursuant to Section 2.2(b), Servicer shall assist Owner in producing any information required by Owner in connection with such designation.

(d)           Servicer shall not be obligated to use separate servicing procedures, offices, employees or accounts for servicing the Transferred Receivables from the procedures, offices, employees and accounts used by Servicer in connection with servicing other credit card receivables.

(e)           Servicer shall maintain fidelity bond or other appropriate insurance coverage insuring against losses through wrongdoing of its officers and employees who are involved in the servicing of credit card receivables covering such actions and in such amounts as Servicer believes to be reasonable from time to time.

SECTION 2.3         Unrelated Amounts.  If Servicer determines that amounts which are not property of Owner (“Unrelated Amounts”) have been deposited in either Collection Account, then Servicer shall provide written evidence thereof to Owner no later than the first Business Day following the day on which Servicer had actual knowledge thereof, which evidence shall be provided in writing.  Upon receipt of any such notice, Servicer shall withdraw the Unrelated Amounts from the applicable Collection Account, and the same shall not be treated as Collections on Transferred Receivables and shall not be subject to the provisions of Section 2.12.

SECTION 2.4         Authorization of Servicer.  Servicer is hereby authorized to take any and all reasonable steps necessary or desirable and consistent with the ownership of the Transferred Receivables by Owner and the pledge of all or partial direct or indirect interest in the Transferred Receivables to the Creditors or their representatives in the determination of Servicer, to (a) collect all amounts due under the Transferred Receivables, including endorsing its name on checks and other instruments representing Collections on the Transferred Receivables, and executing and delivering any and all instruments of satisfaction or cancellation or of partial or full release or discharge and all other comparable instruments with respect to the Transferred Receivables and (b) after the Transferred Receivables become delinquent and to the extent permitted under and in compliance with applicable law and regulations, (i) commence proceedings with respect to the enforcement of payment of the Transferred Receivables, (ii) adjust, settle or compromise any payments due thereunder, and (iii) initiate proceedings against any collateral securing the obligations due under the Transferred Receivables, in each case, consistent with the Credit and Collection Policies, (c) to make withdrawals from either Collection Account and any Series Account, as set forth in this Agreement, the Funding Agreement, the Indenture or any Indenture Supplement, and (d) to take any action required or permitted under any enhancement for any Series or class of Notes, as set forth in this Agreement, the Indenture or any Indenture Supplement.  Owner shall furnish (or cause to be furnished) Servicer with any powers of attorney and other documents necessary or appropriate to enable Servicer to carry out its servicing and administrative duties hereunder, and Owner shall assist

Servicer to the fullest extent to enable Servicer to collect the Transferred Receivables and otherwise discharge its duties hereunder.

SECTION 2.5         Servicing Fees.  As compensation for its servicing activities and as reimbursement for its reasonable expenses in connection therewith, Servicer shall be entitled to receive a monthly servicing fee in respect of any Monthly Period (or portion thereof) prior to the termination of Servicer’s obligations under this Agreement (the “Monthly Servicing Fee”).  The Monthly Servicing Fee for each Monthly Period shall equal one-twelfth of the product of (a) the total outstanding balance of Transferred Receivables (excluding Finance Charge Receivables) as of the end of the prior Monthly Period and (b) 2%. Portions of the Monthly Servicing Fee shall be allocated to the portion of the Transferred Receivables that is pledged as collateral for the various Creditors and shall be payable solely from Collections available to those Creditors. The portion of the Monthly Servicing Fee allocable to the Lender Collateral Interest with respect to any Monthly Period shall be payable on the dates and in the amounts specified in the Funding Agreement. The share of the Monthly Servicing Fee allocable to each Series of Notes shall be payable on the dates and in the amounts specified in the related Indenture Supplement.  Owner shall be obligated to pay the excess of the Monthly Servicing Fee over the portions allocated as specified above. Servicer shall be required to pay for all expenses incurred by it in connection with its activities hereunder (including any payments to accountants, counsel or any other Person) and shall not be entitled to any payment or reimbursement of those expenses other than the Monthly Servicing Fees.

SECTION 2.6         Covenants of Servicer.  Servicer covenants and agrees that from and after the Closing Date and until the date on which the outstanding balances of all Transferred Receivables have been reduced to zero:

(a)           Ownership of Transferred Receivables.  Servicer shall identify the Transferred Receivables clearly and unambiguously in its Servicing Records to reflect that the Transferred Receivables are owned by Owner.

(b)           Compliance with Requirements of Law.  Servicer shall duly satisfy all obligations on its part to be fulfilled under or in connection with the Transferred Receivables and the related Accounts, will maintain in effect all qualifications required under Requirements of Law in order to properly service the Transferred Receivables and the related Accounts and will comply in all material respects with all other Requirements of Law in connection with servicing the Transferred Receivables and the related Accounts, the failure to comply with which would have a Material Adverse Effect.

(c)           No Rescission or Cancellation.  Servicer shall not permit any rescission or cancellation of a Transferred Receivable except as ordered by a court of competent jurisdiction or other Governmental Authority or in the ordinary course of its business and in accordance with the Credit and Collection Policies. Servicer shall reflect any such rescission or cancellation in its computer file of revolving credit card accounts.  In addition, Servicer may waive the accrual and/or payment of certain Finance Charge Receivables in respect of certain past due Accounts, the Obligors of which have enrolled with a consumer credit counseling service.

If Servicer breaches either of the covenants contained in paragraph (b) or (c) with respect to any Transferred Receivable or the related Account, and as a result of such breach Owner’s rights in, to or under any Transferred Receivable(s) in the related Account or the proceeds of such Transferred Receivable are materially impaired or such proceeds are not available for any reason to Owner free and clear of any Lien, then no later than the expiration of 60 days from the earlier to occur of the discovery of such event by Servicer, or receipt by Servicer of notice of such event given by Owner, all Transferred Receivables in the Account or Accounts to which such event relates shall be assigned to Servicer as set forth below; provided that such Transferred Receivables will not be assigned to Servicer if, on any day prior to the end of such 60-day period, (i) the relevant breach shall have been cured and the covenant shall have been complied with in all material respects and (ii) Servicer shall have delivered an Officer’s Certificate describing the nature of such breach and the manner in which such breach was cured.

Servicer shall effect such assignment by paying Owner in immediately available funds prior to the related Payment Date in an amount equal to the amount of such Transferred Receivables, which deposit shall be considered a Collection with respect to such Receivables and divided between the Collection Accounts accordingly.

Upon each such assignment to Servicer, Owner shall automatically and without further action be deemed to transfer, assign, set over and otherwise convey to Servicer, without recourse, representation or warranty all right, title and interest of Owner in and to such Transferred Receivables, all moneys due or to become due and all amounts received with respect thereto and all proceeds thereof.  Owner shall execute such documents and instruments of transfer or assignment and take such other actions as shall be reasonably requested by Servicer to effect the conveyance of any such Transferred Receivables pursuant to this Section.

SECTION 2.7         Reporting Requirements.  Servicer hereby agrees that, from and after the Closing Date and until the date on which the outstanding balances of all Transferred Receivables have been reduced to zero, it shall deliver or cause to be delivered financial statements, notices, and other information (including the reports required by Sections 2.8 and 2.9) at the times, to the Persons and in a manner set forth in Schedule 2.7.

SECTION 2.8         Annual Servicer’s Certificate.  Servicer shall deliver to Owners on or before the 75th day following the end of Servicer’s fiscal year in which the Closing Date occurs and each subsequent fiscal year, an Officer’s Certificate substantially in the form of Exhibit A.

SECTION 2.9         Annual Independent Public Accountants’ Servicing Report.

(a)           On or before the 75th day following the end of Servicer’s fiscal year in which the Closing Date occurs and each subsequent fiscal year, Servicer shall cause a firm of nationally recognized independent public accountants (who may also render other services to Servicer) to furnish a report to Owners to the effect that they have applied certain procedures with Servicer and such firm has examined certain documents and records relating to the servicing of Accounts under this Agreement, compared the information contained in Servicer’s certificates delivered pursuant to this Agreement during the period covered by such report with such documents and records and that, on the basis of such agreed upon procedures (and assuming the accuracy of any reports generated by Servicer’s third party agents), such servicing was conducted in compliance with this Agreement during the period covered by such report (which shall be the prior fiscal year, or the portion thereof falling after the Closing Date), except for such exceptions, errors or irregularities as such firm shall believe to be immaterial and such other exceptions, errors or irregularities as shall be set forth in such report. Such report shall set forth the agreed upon procedures performed.

(b)           On or before the 75th day following the end of Servicer’s fiscal year in which the Closing Date occurs and each subsequent fiscal year, Servicer shall cause a firm of nationally recognized independent public accountants (who may also render other services to Servicer) to furnish a report to Owners to the effect that they have applied certain procedures agreed upon with Servicer to compare the mathematical calculations of certain amounts set forth in Servicer’s reports delivered pursuant to Section 2.7 during the period covered by such report with Servicer’s computer reports which were the source of such amounts and that on the basis of such agreed upon procedures and comparison, such amounts are in agreement, except for such exceptions as they believe to be immaterial and such other exceptions as shall be set forth in such statement.

SECTION 2.10       Notices to Transferor.  If Monogram is no longer acting as Servicer, any Successor Servicer appointed pursuant to Section 6.2 shall deliver or make available to Owner each certificate and report required to be prepared, forwarded or delivered thereafter pursuant to Sections 2.7, 2.8, and 2.9.

SECTION 2.11       Reports to the Commission.  Servicer shall, on behalf of Successor Owner, cause to be filed with the Commission any periodic reports required to be filed under the provisions of the Securities Exchange Act of 1934, and the rules and regulations of the Commission thereunder relating to the Notes.

SECTION 2.12       Collections.  Servicer shall apply all Collections with respect to the receivables for each Monthly Period as described in the Funding Agreement, the Indenture  and each Indenture Supplement.

SECTION 2.13       Allocations and Disbursements.  With respect to each Series, Servicer shall make the allocations and disbursements for such Series on behalf of the Successor Owner as is required to be made by the Successor Owner under the terms of the Indenture and the Indenture Supplement for such Series.

SECTION 2.14       New Series.  Pursuant to one or more Indenture Supplements, Successor Owner may issue one or more new Series of Notes (a “New Issuance”), as more fully described in the Indenture.  To enable Servicer to perform its obligations pursuant to Sections 2.12 and 2.13, Successor Owner shall give reasonable prior notice to Servicer of each New Issuance and shall provide Servicer an opportunity to review and comment upon each Indenture Supplement.  All outstanding Series shall be equally and ratably entitled as provided herein to the benefits of this Servicing Agreement without preference, priority or distinction, all in accordance with the terms and provisions of this Servicing Agreement except, with respect to any Series, as provided in the related Indenture Supplement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1         Representations and Warranties of Servicer.  Servicer represents and warrants to Owners as of the date hereof and as of each Series Closing Date:

(a)           It is a bank, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is duly qualified to do business, and is in good standing, in each jurisdiction in which the servicing of the Transferred Receivables hereunder requires it to be so qualified, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b)           It has the power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby.

(c)           This Agreement has been duly authorized, executed and delivered by Servicer and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforceability of creditors’ rights generally and general equitable principles, whether applied in a proceeding at law or in equity.

(d)           No consent of, notice to, filing with or permits, qualifications or other action by any Governmental Authority or any other party is required for the due execution, delivery and performance of this Agreement, other than consents, notices, filings and other actions which have been obtained or made or where the failure to get such consent or take such action, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e)           There is no pending or, to its actual knowledge, threatened Litigation of a material nature against or affecting it in any court or tribunal, before any arbitrator of any kind or before or by any Governmental Authority (i) asserting the invalidity of this Agreement, or (ii) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of this Agreement.

ARTICLE IV

ADDITIONAL MATTERS RELATING TO SERVICER

SECTION 4.1         Covenants of Servicer Regarding the Transferred Receivables.

(a)           Maintenance of Records and Books of Account.  Servicer shall maintain and implement administrative and operating procedures (including the ability to recreate records evidencing the Transferred Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, computer records and other information, reasonably necessary or advisable for the collection of all the

Transferred Receivables.  Such documents, books and computer records shall reflect all facts giving rise to the Transferred Receivables, all payments and credits with respect thereto, and such documents, books and computer records shall indicate the interests of Owner in the Transferred Receivables.

(b)           Servicer Default.  If a Servicer Default shall have occurred and be continuing, promptly upon request therefor, Servicer shall deliver to Owner records reflecting activity through the close of business on the immediately preceding Business Day.  Upon the occurrence and during the continuation of a Servicer Default, Servicer shall (i) deliver and turn over to Owner or to its representatives, or at the option of Owner shall provide Owner its representatives with access to, at any time, on demand of Owner, all of Servicer’s facilities, personnel, books and records pertaining to the Transferred Receivables, including all Records, and (ii) allow Owner to occupy the premises of Servicer where such books, records and Records are maintained, and utilize such premises, the equipment thereon and any personnel of Servicer that Owner may wish to employ to administer, service and collect the Transferred Receivables.

(c)           Notice of Adverse Claim.  Servicer shall advise Owner promptly, in reasonable detail, (i) of any Adverse Claim known to it made or asserted against any Transferred Receivable, and (ii) of the occurrence of any event known to it which would have a material adverse effect on the aggregate value of the Transferred Receivables.

(d)           Further Assurances.  Servicer shall furnish to Owner from time to time such statements and schedules further identifying and describing the Transferred Receivables and such other reports in connection with the Transferred Receivables as Owner may reasonably request, all in reasonable detail.

SECTION 4.2         Merger or Consolidation of, or Assumption of the Obligations of, Servicer.

(a)           Servicer shall not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(i)            Servicer shall have provided prior written notice of such proposed consolidation or merger to the Rating Agencies;

(ii)           the Person formed by such consolidation or into which Servicer is merged or the Person which acquires by conveyance or transfer the properties and assets of Servicer substantially as an entirety shall be a corporation or a banking association organized and existing under the laws of the United States of America or any State or the District of Columbia and, if Servicer is not the surviving entity, shall expressly assume, by an agreement supplemental hereto, executed and delivered to Owner in form satisfactory to Owner, the performance of every covenant and obligation of Servicer hereunder;

(iii)          Servicer has delivered to Owner (A) an Officer’s Certificate stating that such consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with, and (B) an Opinion of Counsel to the effect that such supplemental agreement is a valid and binding obligation of such surviving entity enforceable against such surviving entity in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity); and

(iv)          either (x) the entity formed by such consolidation or into which Servicer is merged or the Person which acquired by conveyance or transfer the properties and assets of Servicer substantially as an entirety shall be an Eligible Servicer (taking into account, in making such determination, the experience and operations of the predecessor Servicer) or (y) upon the effectiveness of such consolidation, merger, conveyance or transfer, a Successor Servicer shall have assumed the obligations of Servicer in accordance with this Agreement;

(b)           This Section 4.2 shall not be construed to prohibit or in any way limit Servicer’s ability to effectuate any consolidation or merger pursuant to which Servicer would be the surviving entity.

SECTION 4.3         Access to Certain Documentation and Information Regarding the Receivables.  Servicer shall provide to either Owner or their respective designees access to the documentation regarding the Accounts and the Transferred Receivables in such cases where such Owner or such designee is required in connection with the enforcement of the rights of such Owner or any of its creditors, or by applicable statutes or regulations to review such documentation, such access being afforded without charge but only (i) upon reasonable request, (ii) during normal business hours, (iii) subject to Servicer’s normal security and confidentiality procedures and (iv) at offices designated by Servicer.  Nothing in this Section 4.3 shall derogate from the obligation of any Person to observe any applicable law prohibiting disclosure of information regarding the Obligors, and the failure of Servicer to provide access as provided in this Section 4.3 as a result of such obligation shall not constitute a breach of this Section 4.3.

ARTICLE V

SERVICER DEFAULTS

SECTION 5.1         Servicer Defaults.  If any of the following events (each, a “Servicer Default”) shall occur (regardless of the reason therefor) with respect to Servicer:

(a)           any failure by Servicer to make any payment, transfer or deposit on or before the date occurring five Business Days after the date such payment, transfer or deposit is required to be made or given by Servicer, as the case may be; provided, that, if such failure could not have been prevented by the exercise of reasonable due diligence by Servicer and the delay or failure was caused by an act of God or other similar occurrence, then a Servicer Default shall not be deemed to have occurred under this Section 5.1(a) until 35 Business Days after the date of such failure;

(b)           failure on the part of Servicer duly to observe or perform in any material respect any other covenants or agreements of Servicer set forth in this Agreement which has a material adverse effect on either Owner, which continues unremedied for a period of 60 days after the date on which written notice of such failure requiring the same to be remedied shall have been given to Servicer by either Owner; provided, that, if such failure could not have been prevented by the exercise of reasonable due diligence by Servicer and the delay or failure was caused by an act of God or other similar occurrence, then a Servicer Default shall not be deemed to have occurred under this Section 5.1(b) until 120 days after the date of such failure;

(c)           Servicer delegates its duties, except as specifically permitted under Section 2.1, and the delegation remains unremedied for 15 days after written notice to Servicer by either Owner;

(d)           any representation, warranty or certification made by Servicer in this Agreement or in any certificate delivered pursuant to this Agreement shall prove to have been incorrect when made, which has a material adverse effect on either Owner and which continues to be incorrect in any material respect for a period of 60 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Servicer by either Owner; provided, that, if the delay or default could not have been prevented by the exercise of reasonable due diligence by Servicer and the delay or failure was caused by an act of God or other similar occurrence, then Servicer shall have an additional 60 days to cure the default; or

(e)           Servicer shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Servicer in an involuntary case under any Debtor Relief Law, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or for any substantial part of its property, or for the winding-up or liquidation of its affairs and, if instituted against Servicer, any such proceeding shall continue undismissed or unstayed and in effect, for a period of 60 consecutive days, or any of the actions sought in such proceeding shall occur; or the commencement by Servicer, of a voluntary case under any Debtor Relief Law, or such Person’s consent to the entry of an order for relief in an involuntary case under any Debtor Relief Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or for any substantial part of its property, or any general assignment for the benefit of creditors; or such Person or any Subsidiary of such Person shall have taken any corporate action in furtherance of any of the foregoing actions;

then, in any such event, Successor Owner (or, prior to the issuance of the first Series of Notes, Initial Owner) may, by delivery of a Servicer Termination Notice to Servicer, terminate the servicing responsibilities of Servicer hereunder, without demand, protest or further notice of any kind, all of which are hereby waived by Servicer.  Upon the delivery of any such notice, all authority and power of Servicer under this Agreement shall pass to and be vested in the Successor Servicer acting pursuant to Section 6.2, provided, that notwithstanding anything to the contrary herein, Servicer agrees to act as Servicer and to continue to follow the procedures set forth in this Agreement with respect to Collections on the Transferred Receivables under this Agreement until a Successor Servicer has assumed the responsibilities and obligations of Servicer in accordance with Section 6.2.  Servicer shall send prompt written notice to the Owners of the occurrence of any Servicer Default or potential Servicer Default.

ARTICLE VI

SUCCESSOR SERVICER

SECTION 6.1         Resignation of Servicer.  Servicer may resign in the circumstances set forth in clause (a) or (b) of this Section 6.1.

(a)           Servicer may resign from its obligations and duties hereunder upon the written consent of Owner if it finds a replacement servicer satisfying the eligibility criteria set forth in Section 6.2.  No such resignation shall become effective until (i) the Rating Agency Condition shall have been satisfied and (ii) the replacement servicer shall have obtained Owner’s approval and appointment pursuant to Section 6.2.

(b)           Servicer may resign from the obligations and duties hereby imposed on it upon determination that (i) in the determination of Servicer, the performance of its duties hereunder has become impermissible under applicable law, and (ii) there is no commercially reasonable action which Servicer could take to make the performance of its duties hereunder permissible under applicable law. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of Servicer in accordance with Section 6.2.

SECTION 6.2         Appointment of the Successor Servicer.  In connection with the termination of Servicer’s responsibilities under this Agreement pursuant to Section 5.1 or 6.1, Owner shall appoint a successor servicer that shall have a long-term debt rating of at least “Baa3” by Moody’s and “BBB-” by S&P.  The successor servicer shall succeed to all rights and assume all of the responsibilities, duties and liabilities of Servicer under this Agreement (such successor servicer being referred to as the “Successor Servicer”); provided, that the Successor Servicer shall have no responsibility for any actions of Servicer prior to the date of its appointment as Successor Servicer.  The Successor Servicer shall accept its appointment by executing, acknowledging and delivering to Owner an instrument in form and substance acceptable to Owner and by providing prior written notice of such appointment to the Rating Agencies and the Indenture Trustee.

SECTION 6.3         Duties of Servicer. At any time following the appointment of a Successor Servicer:

(a)           Servicer agrees that it shall terminate its activities as Servicer hereunder in a manner acceptable to Owner so as to facilitate the transfer of servicing to the Successor

Servicer, including timely delivery (i) to Owner of any funds that were required to be deposited in the Collection Account, and (ii) to the Successor Servicer, at a place selected by the Successor Servicer, of all Servicing Records and other information with respect to the Transferred Receivables.  Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitely vest and confirm in the Successor Servicer all rights, powers, duties, responsibilities, obligations and liabilities of Servicer; and

(b)           Servicer shall terminate each Sub-Servicing Agreement that may have been entered into by it and the Successor Servicer shall not be deemed to have assumed any of Servicer’s interest therein or to have replaced Servicer as a party to any such Sub-Servicing Agreement.

SECTION 6.4         Effect of Termination or Resignation.  Any termination or resignation of Servicer under this Agreement shall not affect any claims that Owner may have against Servicer for events or actions taken or not taken by Servicer arising prior to any such termination or resignation.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1         Indemnities by Servicer.  Without limiting any other rights that Owner or its Affiliates or any director, officer, employee, trustee or agent or incorporator thereof (each a “Servicer Indemnified Person”) may have hereunder or under applicable law, Servicer hereby agrees to indemnify each Servicer Indemnified Person from and against any and all Indemnified Amounts which may be imposed on, incurred by or asserted against a Servicer Indemnified Person to the extent arising out of or relating to any material breach of Servicer’s obligations under this Agreement; excluding, however, Indemnified Amounts to the extent resulting from (i) bad faith, gross negligence or willful misconduct on the part of a Servicer Indemnified Person or (ii) recourse for uncollectible Receivables.  Any Indemnified Amounts subject to the indemnification provisions of this Section 7.1 shall be paid to Servicer Indemnified Person within ten Business Days following demand therefor.

SECTION 7.2         Limitation of Damages; Indemnified Persons.  NO PARTY TO THIS AGREEMENT SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER.

SECTION 7.3         Limitation on Liability of Servicer and Others.  Except as provided in Section 7.1, neither Servicer nor any of the directors, officers, employees or agents of Servicer in its capacity as Servicer shall be under any liability to Owner or any other Person for any action taken or for refraining from the taking of any action in good faith in its capacity as Servicer pursuant to this Agreement; provided that this provision shall not protect Servicer or any such Person against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. Servicer and any director, officer, employee or agent of Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (other than Servicer) respecting any matters arising hereunder. Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties as Servicer in accordance with this Agreement and which in its reasonable judgment may involve it in any expense or liability.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1         Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by facsimile or other electronic transmission (with such transmission promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 8.1), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below or to such other address (or facsimile number) as may be substituted by notice given as herein provided.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.  Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

If to Servicer:

Monogram Credit Card Bank of Georgia
7840 Roswell Road, Bldg. 100, Suite 210
Atlanta, Georgia 30350
Attention:              Chief Financial Officer
Telephone:            (770) 353-5337
Facsimile:               (770) 353-2464

If to Initial Owner:

RFS Funding Trust
c/o Deutsche Bank Trust Company Americas
Corporate Trust and Agency Services - Structured Finance Services
60 Wall Street, 26th Floor
MS NYC60-2606
New York, New York 10005
Attention:              Susan Barstock
Telephone:            (212) 454-4298
Facsimile:               (212) 797-8606

with a copy to:

General Electric Capital Corporation, as Administrator
1600 Summer Street, 4th Floor
Stamford, Connecticut 06927
Attention:              Portfolio Manager
Telephone:            (203) 357-4328
Facsimile:               (203) 961-2953

If to Successor Owner:

GE Capital Credit Card Master Note Trust
at the address specified when it becomes a party
to this Agreement

with a copy to:

General Electric Capital Corporation, as Administrator
1600 Summer Street, 4th Floor
Stamford, Connecticut 06927
Attention:              Portfolio Manager
Telephone:            (203) 357-4328
Facsimile:               (203) 961-2953

SECTION 8.2         Binding Effect; Assignability.  This Agreement shall be binding upon and inure to the benefit of Owner and Servicer and their respective successors and permitted assigns.  Except as set forth in Section 2.1, or Article VI, Servicer may not assign, transfer, hypothecate or otherwise convey any of its rights or obligations hereunder or interests herein  without the express prior written consent of Owner.  Any such purported assignment, transfer, hypothecation or other conveyance by Servicer without the prior express written consent of Owner shall be void.  Each Owner may, at any time, assign any of its rights and obligations under this Agreement to any Person and any such assignee may further assign at any time its rights and obligations under this Agreement, in each case, without the consent of Servicer.  Each of Owner and Servicer acknowledges and agrees that, upon any such assignment, the assignee thereof may enforce directly, all of the obligations of Owner or Servicer hereunder, as applicable.

SECTION 8.3         Termination; Survival of Obligations.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the date on which the Outstanding Balances of all Transferred Receivables have been reduced to zero; provided, that the rights and remedies provided for herein with respect to any breach of any representation or warranty made by Servicer pursuant to Article III, the indemnification and payment provisions of Article VII and Sections 8.4, 8.5 and 8.13 shall be continuing and shall survive such reduction.

SECTION 8.4         Confidentiality.  NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, THE OBLIGATIONS OF CONFIDENTIALITY CONTAINED HEREIN, SHALL NOT APPLY TO THE FEDERAL TAX STRUCTURE OR FEDERAL TAX TREATMENT OF THIS TRANSACTION, AND EACH PARTY (AND ANY EMPLOYEE, REPRESENTATIVE, OR AGENT OF ANY PARTY) MAY DISCLOSE TO ANY AND ALL PERSONS, WITHOUT LIMITATION OF ANY KIND, THE FEDERAL TAX STRUCTURE AND FEDERAL TAX TREATMENT OF THIS TRANSACTION.  THE PRECEDING SENTENCE IS INTENDED TO CAUSE THIS TRANSACTION TO BE TREATED AS NOT HAVING BEEN OFFERED UNDER CONDITIONS OF CONFIDENTIALITY FOR PURPOSES OF SECTION 1.6011-4(B)(3) (OR ANY SUCCESSOR PROVISION) OF THE TREASURY REGULATIONS PROMULGATED UNDER SECTION 6011 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND SHALL BE CONSTRUED IN A MANNER CONSISTENT WITH SUCH PURPOSE.  IN ADDITION, EACH PARTY ACKNOWLEDGES THAT IT HAS NO PROPRIETARY OR EXCLUSIVE RIGHTS TO THE FEDERAL TAX STRUCTURE OF THIS TRANSACTION OR ANY FEDERAL TAX MATTER OR FEDERAL TAX IDEA RELATED TO THIS TRANSACTION.

SECTION 8.5         No Proceedings.  Servicer hereby agrees that, from and after the Closing Date and until the date one year plus one day following the date on which the Outstanding Balances of all Transferred Receivables have been reduced to zero, it will not, directly or indirectly, institute or cause to be instituted against either Owner any proceeding of the type referred to in Section 5.1(e); provided that the foregoing shall not in any way limit Servicer’s right to pursue any other creditor rights or remedies that Servicer may have for claims against either Owner.

SECTION 8.6         Complete Agreement; Modification of Agreement.  This Agreement constitutes the complete agreement among the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof, and may not be modified, altered or amended except as set forth in Section 8.7.

SECTION 8.7         Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Agreement, or any consent to any departure by any party hereto therefrom, shall in any event be effective unless (i) the same shall be in writing and signed by each of the parties hereto and (ii) in the case of any amendment, modification, termination or waiver that could reasonably be expected to have a material adverse effect on the performance of the Receivables, the Rating Agency Condition shall have been satisfied with respect thereto.

SECTION 8.8         No Waiver; Remedies.  The failure by either Owner, at any time or times, to require strict performance by Servicer of any provision of this Agreement shall not waive, affect or diminish any right of either Owner thereafter to demand strict compliance and performance herewith.  Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type.  None of the undertakings, agreements, warranties, covenants and representations of Servicer contained in this Agreement and no breach or default by Servicer hereunder, shall be deemed to have been suspended or waived by either Owner unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of such Owner and directed to Servicer specifying such suspension or waiver.  The rights and remedies of either Owner under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that such Owner may have under any other agreement, including the other Related Documents, by operation of law or otherwise.

SECTION 8.9         GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.  THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401(1) OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(a)           EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY.  EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF

PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 8.1 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.  NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b)           BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.10       Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.  Executed counterparts may be delivered electronically.

SECTION 8.11       Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 8.12       Section Titles.  The section titles and table of contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

SECTION 8.13       Limited Recourse.  (a) The obligations of each Owner under this Agreement are solely the obligations of that Owner. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement against any incorporator, shareholder, officer, manager, member or director, past, present or future, of each Owner or of any successor or of its constituent members or its other Affiliates, either directly or through that Owner or any successor, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the acceptance hereof, expressly waived and released.  Any accrued obligations owing by each Owner under this Agreement shall be payable by that Owner solely to the extent that funds are available therefor from time to time in accordance with the provisions of Section 2.11 and the priority of payments in the applicable Indenture Supplement or the Funding Agreement (provided that such accrued obligations shall not be extinguished until paid in full).

(b)           The obligations of Servicer under this Agreement are solely the obligations of Servicer.  No recourse shall be had for the payment of any amount owing hereunder or any other obligation or claim arising out of or based upon this Agreement, against any shareholder, employee, officer, manager, member or director, agent or organizer, past, present or future, of Servicer or of any successor thereto, either directly or through Servicer or any successor thereto, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the acceptance hereof, expressly waived and released.

SECTION 8.14       Further Assurances.  Servicer shall, at its sole cost and expense, promptly and duly execute and deliver any and all further instruments and documents, and take such further action, that may be necessary or desirable or that either Owner may request to enable that Owner to exercise and enforce its rights under this Agreement or  otherwise carry out more effectively the provisions and purposes of this Agreement.

SECTION 8.15       Pledge of Assets.  Servicer hereby acknowledges that the Initial Owner has granted a security interest in the Transferred Receivables to the Lender pursuant to the Funding Agreement and that the Successor Owner intends to grant a security interest in the Note Trust Certificate (as defined in the Trust Agreement) to the Indenture Trustee under the Indenture, and hereby waives any defenses it may have against the Lender or the Indenture Trustee for the enforcement of this Agreement in the event of foreclosure by the Lender or the Indenture Trustee.  Accordingly, the parties hereto agree that, in the event of foreclosure by the Lender or the Indenture Trustee, Lender or the Indenture Trustee shall have the right to enforce this Agreement and the full performance by the parties hereto of their obligations and undertakings set forth herein.  Servicer hereby agrees to deliver to the Lender and the Indenture Trustee a copy of all notices to be delivered by Servicer to the applicable Owner hereunder.

SECTION 8.16       Waiver of Setoff.  Servicer hereby waives any right of setoff that it may have for amounts owing to it under or in connection with this Agreement.

SECTION 8.17       Limitation of Liability of the Trustee.  Notwithstanding anything contained herein to the contrary, this instrument has been countersigned by Deutsche Bank Trust Company Delaware, not in its individual capacity but solely in its capacity as Trustee of the

Initial Owner, and in no event shall Deutsche Bank Trust Company Delaware, in its individual capacity, or any beneficial owner of the Initial Owner have any liability for the representations, warranties, covenants, agreements or other obligations of the Initial Owner hereunder, as to all of which recourse shall be had solely to the assets of the Initial Owner.  For all purposes of this Agreement, in the performance of any duties or obligations of the Initial Owner thereunder, the Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Article VIII of the Trust Agreement.

[Signatures Follow]

IN WITNESS WHEREOF, the parties have caused this Servicing Agreement to be executed by their respective representatives thereunto duly authorized, as of the date first above written.

RFS FUNDING TRUST, as Initial Owner
By: DEUTSCHE BANK TRUST COMPANY, DELAWARE, not in its individual capacity, but solely as RFS Funding Trustee on behalf of the Initial Owner

By:		/s/ Eileen M. Hughes
	Name:	Eileen M. Hughes
	Title:	Vice President

MONOGRAM CREDIT CARD BANK OF GEORGIA, as Servicer

By:		/s/ Donald R. Ramon
Name:		Donald R. Ramon
Title:		President

By executing in the space provided below, GE Capital Credit Card Master Note Trust shall become a party to this Servicing Agreement.

GE CAPITAL CREDIT CARD MASTER NOTE TRUST, as Successor Owner

By:		/s/ Michael Santino
	Name:	Michael Santino
	Title:	Senior Vice President

S-1

Schedule 2.7

Reporting Requirements

Servicer shall:

1.     Prepare a monthly report on behalf of Owner for each Series that is outstanding in the manner described in the Indenture Supplement for such Series.  Servicer shall also provide the Indenture Trustee with an electronic or written form of such report for each such Series for delivery as set forth in the Indenture Supplement for such Series.

2.     Prepare and deliver the Monthly Report referred to (and as defined in) the Funding Agreement to the parties and at the times specified therein.

Exhibit A

Form of Annual Servicer’s Certificate

(To be delivered on or before the 75th day following the end
of the fiscal year of Servicer beginning with [                  ],
pursuant to Section 2.8 of the Servicing Agreement referred to below)

MONOGRAM CREDIT CARD BANK OF GEORGIA

RFS FUNDING TRUST

GE CAPITAL CREDIT CARD MASTER TRUST

The undersigned, a duly authorized representative of Monogram Credit Card Bank of Georgia, as Servicer (“Monogram”), pursuant to the Servicing Agreement dated as of June 27, 2003 (as may be further amended and supplemented from time to time, the “Agreement”), among Monogram, RFS Funding Trust and GE Capital Credit Card Master Note Trust, does hereby certify that:

1.  Monogram is, as of the date hereof, Servicer under the Agreement.  Capitalized terms used in this Certificate have their respective meanings as set forth in the Agreement.

2.  The undersigned is an Authorized Officer who is duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Owners.

3.  A review of the activities of Servicer during the fiscal year ended                   ,        , and of its performance under the Agreement was conducted under my supervision.

4.  Based on such review, Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout such year and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 5.

5.  The following is a description of each default in the performance of Servicer’s obligations under the provisions of the Agreement known to me to have been made by Servicer during the fiscal year ended                   ,       , which sets forth in detail (i) the nature of each such default, (ii) the action taken by Servicer, if any, to remedy each such default and (iii) the current status of each such default: [if applicable, insert “None.”]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this                    day of                       , 20    .

MONOGRAM CREDIT CARD BANK OF GEORGIA, as Servicer,

By
Name:
Title:

i